EXHIBIT 10.67

                              EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, dated as of August 1, 1999, between SEMX Corporation, a Delaware corporation ("SEMX" or the "Company"), and Gilbert D. Raker (the "Executive"), an individual residing at 10 Baldwin Farms South, Greenwich, CT 06831.

                                   WITNESSETH

WHEREAS, the Executive serves as an executive officer of the Company and as such has had considerable experience in the direct management of the business and operations of the Company, contributing, in part, to the Company's commercial success;

WHEREAS, the Company wishes to extend the employment of the Executive as its President and Chief Executive Officer;

WHEREAS, the Executive is not an at will employee in accordance with the provisions of the Company's Employee handbook;

WHEREAS, the Executive is willing to accept such employment for the inducements and upon the terms and conditions hereinafter set forth; and

WHEREAS, the Company has also bargained for the Executive simultaneously to execute the Company's Intellectual Property Agreement, a copy of which is annexed hereto as Exhibit A;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Executive agree as follows:

Section 1. Employment:

      (a) Term of Employment. Upon the terms and subject to the conditions set forth in this Agreement, the Company hereby employs the Executive, and the Executive agrees to be employed as the Company's President and Chief Executive Officer. Subject to earlier termination as provided in Section 4 hereof, the term of the


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      Executive's employment by the Company under this Agreement (the
      "Employment Term"), shall commence as of the date hereof, and shall continue for an initial term of three (3) years, up to and including July 31, 2002 (the "Initial Term"). The Employment Term shall continue beyond the Initial Term on a year-to-year basis, which enables the Company and the Executive to avoid renegotiations as the terms of this Agreement are automatically extended until modified in writing or one of the parties hereto terminates this Agreement as provided in section 4, or unless either party gives written notice of termination to the other not less than 90 days prior to the expiration of the Employment Term then in effect. Any such extension of the Employment Term shall be upon the same terms and conditions as set forth herein for the Employment Term hereunder except that the Base Salary as hereinafter defined for any extensions shall be no less than the amount in effect at the end of the previous term.

      (b) Duties. The Executive will serve as the Company's President and Chief Executive Officer and will perform the services and duties for the Company designated by the Company's Board of Directors, provided that such duties are reasonably consistent with Executive's responsibilities and status as the Company's President and Chief Executive Officer. The Executive shall also, if elected in accordance with the By-Laws of the Company, serve as a Director of the Company and/or as an Officer and/or Director of its affiliates without additional compensation and the Company shall indemnify Executive to the maximum extent allowable under law for his services as an Officer and/or Director.

      (c) Extent of Services. During the Employment Term, Executive agrees to:
      (i) devote a significant amount of his business time, energy and skill to the business of the Company; (ii) use his best efforts to promote the interests of the Company; and (iii) discharge such executive and administrative duties consistent with his position as may be assigned to him by the Board of Directors. Executive agrees that he will not work for any other profit making organization in a direct or indirect manner without the written consent of the Board of Directors of the Company.

Section 2. Compensation

All compensation due Executive under this Agreement shall be payable by the Company, whether the services rendered are for the Company or one of its affiliates.


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      (a) Base Salary. For services rendered by the Executive under this
      Agreement, the Company shall pay the Executive an annual salary of Three Hundred Twelve Thousand ($312,000) Dollars (the "Base Salary"). The Base Salary shall be earned and shall be payable on the 15th and last day of each month in accordance with the Company's normal accounting and payroll practices and the Company may increase, but not decrease, the Base Salary at any time. Effective August 1, 2000, and August 1, 2001 the Executive's Base Salary shall be increased at the percentage increase of the Consumer Price Index or Twelve Thousand ($12,000) Dollars per annum for the subsequent year, whichever is higher

      (b) Bonus.

      (i) In addition to Executive's Base Salary, Executive shall be paid an annual bonus by the Company for a calendar year period (the "Bonus Period") in such amount (the "Bonus Amount") as may be determined by the Compensation Committee of the Board of Directors of the Company.

      (ii) The Bonus Amount, if any, shall be paid to Executive no later than fifteen (15) days after the completion of the audit of the Company's financial statements for the Bonus Period, but no later than March 31.

      (iii) The Bonus Amount is due and payable to Executive if and only if Executive is in the employ of the Company on the last day of the Bonus Period; provided, however, that the Executive (or his estate) shall be entitled to a pro rated portion of the Bonus Amount (based on time elapsed) or a multiple of the Bonus Amount if executive: (a) dies, (b) becomes disabled, or (c) is terminated without Cause by the Company (defined below) pursuant to the respective provisions of Section 4, or (d) exercises the Change of Control provision of Section 4(d) prior to the end of the Bonus Period.

Section 3. Other Benefits. During the Employment term, the Executive shall be entitled to the following benefits, which are in addition to, and shall not be credited against, Executive's Base Salary or Bonus Amount:

      (a) vacation time, three (3) weeks annually in accordance with the Company's policy for executives in effect as determined by the Company


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      and consistent with the Executive completing his/her responsibilities, said vacation to accrue if not used in the period earned;

      (b) participation in all employee group life, group health and other fringe benefit programs, including, but not limited to, any executive officer insurance reimbursement plan, 401(k) plan, incentive compensation, performance unit, bonus, stock purchase or stock appreciation plans now or hereafter initiated or maintained by the Company for executive officers of the Company for which Executive is eligible subject to the right of the Company to amend or terminate such plans;

      (c) reimbursement or direct payment for all software, hardware and home computer and communication expenses for the Executive including, but not limited to telephone, fax, computer and internet services and supplies related thereto.

      (d) reimbursement for all of Executive's expenses at the Greenwich Country Club;

      (e) reimbursement for all reasonable and properly documented expenses incurred or paid by Executive in connection with the performance of his duties hereunder and in accordance with the general expense reimbursement policy of the Company then in effect; and

      (f) use of a car to be leased by the Company, including automobile insurance, maintenance expenses, gas, oil and operating expenses and alternative transportation arrangements when said car is not available.

Section 4. Termination The Employment Term shall terminate upon any of the following occurrences; provided, however, that upon such termination the Executive shall be entitled to receive, as and when they would have been received in the ordinary course if such termination had not occurred, the unpaid portion of his Base Salary, Bonus and other employee benefits as they shall have accrued and vested through the date of such termination for services rendered.

      (a) Voluntary Termination by the Executive. Except as set forth in Section 4 (d) below, if the Executive voluntarily ceases to be employed by the Company before the end of the Employment Term, with or without the consent of the Company, then the Employment Term shall end without


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      further action by either party hereto and all rights and obligations of the parties under this Agreement, except those set forth in the Intellectual Property Protection Agreement shall terminate as of such date.

      (b) Termination for Cause. The Company may not terminate the Employment Term at any time other than for Cause. For the purposes of this Agreement, "Cause" shall mean;

            (i) conviction of a felony which has a material adverse impact on the Company, or

            (ii) Executive's use of narcotics, illegal drugs or controlled substances other than as prescribed by a licensed physician.

      c) Termination Upon Disability. If, during the Employment Term, the Board of Directors of the Company reasonably determines that the Executive has been or will be incapable of fulfilling his obligations hereunder because of injury or physical or mental illness, for a period of more than four
      (4) consecutive months or six (6) months in an aggregate during any period of twelve (12) consecutive months, the Company may, upon written notice to the Executive, terminate the Employment Term upon thirty (30) days' written notice to the Executive, to the extent permitted by applicable law.

      Notwithstanding the termination of the Employment Term hereunder by reason of disability, the Company shall pay to the Executive his Base Salary for a period of two and one-half (2 1/2 ) years following the date of such termination, such payment shall be made to the Executive in one (1) lump sum payment. In the event of termination based upon disability, the Company will not take any action which might adversely affect Executive's disability benefits.

      d) Termination by Death. The Employment Term shall automatically terminate on the date of the Executive's death. Notwithstanding the termination of the Employment Term hereunder by reason of the Executive's death, the Company shall maintain a split dollar whole life insurance policy on Executive in the face amount of Three Hundred Seventy Five Thousand ($375,000) Dollars with a total death benefit of Five Hundred Thousand ($500,000) Dollars naming Nancy Raker as


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      primary beneficiary of the policy. The Company shall be solely responsible for making premium payments on said policy and shall receive a death benefit share upon the Executive's death in accordance with the collateral assignment section of said policy. The company shall not pledge said policy or allow any party to have a lien or interest in said policy other than the designated beneficiary.

      Notwithstanding the termination of the Employment Term hereunder by reason of the death of the Executive, the Company shall pay to the Executive's estate his Base Salary and prorated Bonus for a period of two (2) years following the date of such termination, such payment shall be made in one
      (1) lump sum. This payment shall be in addition to, and shall not be credited against, the split dollar life insurance proceeds set forth above.

      (e) Termination after Change in Control. This Agreement may be terminated by written notice to the Company by the Executive, if there is a Change in Control. If, after a Change in Control, the Executive terminates this Agreement within ninety (90) days of the date of such Change in Control, the Executive will be entitled to the Severance Benefits. The terms Change in Control, and Severance Benefits are defined in Schedule 4D (attached hereto).

Section 5. Non-Competition

During the Employment Term and for a period of one (1) year thereafter (the "Non-Compete Period"), the Executive shall not, directly or indirectly, engage in, own, manage, operate, join or control, or participate in the ownership, management, operation or control of any Restricted Enterprise or associate with any entity, incorporated or otherwise (other than the Company or its affiliates), which engages or plans to engage in a Restricted Enterprise anywhere in the United States, whether as a director, officer, employee, agent, consultant, shareholder, partner, owner, independent contractor or otherwise. As used herein, a "Restricted Enterprise" shall be any activity that competes with the business of the Company as constituted or as realistically contemplated during the Employment term in the United States.


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Section 6. General

      (i) The Company hereby indemnifies and holds Executive harmless from any and all expenses or losses, including taxes, incurred by him in connection with the performance of his duties under this Agreement. The Company further agrees to pay all legal fees and expenses related to Executive's enforcing his rights hereunder.

      (ii) This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns and shall be binding upon and inure to the benefit of the Executive and his heirs, executors and administrators. The Company may not assign this Agreement without the consent of the Executive and the assignee.

      (iii) The waiver by the Company or the Executive of a breach of any provision of this Agreement by the other party shall not be construed as a waiver of any subsequent breach of the same provision or of any other provision of this Agreement.

      (iv) All notices, requests, demands and other communications submitted hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or by commercial overnight delivery service or if mailed by first class, registered mail, return receipt requested, postage and registry fees prepaid; and addressed; if to the Executive, to the address set forth in the first paragraph hereof, and if to the Company, to 1 Labriola Court, Armonk, New York, 10504, attention Chairman of the Compensation Committee of the Board of Directors.

      (v) This Agreement shall be construed and enforced in accordance with, and governed by, the laws of the State of New York without regard to the conflict of laws principles thereof.

      (vi) This Agreement, together with the Intellectual Property Protection Agreement and the Employees' Stock Option Plan Agreement incorporates the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements relating to such subject matter. The invalidity of any section, provision or portion of this Agreement shall not affect the validity of any other section, provision or portion of this


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            Agreement, and each such section, provision or portion shall be enforced to the full extent permitted by law. This Agreement may not be modified or amended, or any term or provision hereof waived or discharged, except by a written instrument signed by the party against whom such amendment, modification, waiver, or discharge is sought to be enforced. The headings of this Agreement are for the purposes of reference only and shall not limit or otherwise affect the meaning hereof. This Agreement may be executed in several counterparts, all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have dully executed this Agreement as of the day and year first above written.

Dated: July 28, 1999                         SEMX Corporation
-----------------------------

/s/ Gilbert D. Raker                         By /s/ John U. Moorhead II
-----------------------------                  ---------------------------------
Executive                                    John U. Moorhead II,
                                             Chairman of the Compensation
                                             Committee of the Board of Directors


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